Exhibit 99.1

News from Aon

For Immediate Release

Aon Announces Amendment to Its Regulatory Settlement Agreement

CHICAGO, Sept. 7, 2006 - Aon Corporation (NYSE: AOC) announced today that it has obtained agreement from five agencies in three states to amend its Settlement Agreement with those agencies to exempt certain Aon business units from the Agreement’s restrictions relating to compensation, contingent commissions, and mandated disclosures.

Under the amendment, the attorneys general of New York, Illinois and Connecticut as well as the insurance departments of New York and Illinois have agreed that an Aon managing general agent or managing general underwriter that acts on behalf of a single insurer per program and accepts business from brokers may now accept contingent compensation from the insurer.

Greg Case, Aon’s president and CEO, said, “This amendment correctly recognizes that when we act as an agent for the insurer, it is appropriate for us to accept contingent compensation from the insurer. We believe that the amendment will give Aon more flexibility to structure its relationships with insurers to the mutual benefit of Aon, insurers, and the ultimate insureds. Aon remains committed to the highest levels of client focus and transparency, and this amendment is entirely consistent with those values.”

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting. There are 46,000 employees working in Aon’s 500 offices in more than 120 countries. Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, our ability to execute the stock repurchase program, our ability to execute the planned sale of the Aon Warranty Group, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of investigations brought by state attorneys general, state insurance regulators, federal prosecutors, and federal regulators, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, and ERISA class actions, the cost of resolution of other contingent liabilities and loss contingencies, and the difference in ultimate paid claims in our underwriting companies from actuarial estimates. Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

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Investor Contact:	Julie Ann Kotowski Investor Relations 312-381-3318

Media Contact:	Joe Micucci Public Relations 312-381-4786